EXHIBIT 1

JOINT FILING AGREEMENT

         In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, Cobham plc and Army Acquisition Corp. agree to the joint filing on behalf of each of them of a Statement on Schedule 13D (including any amendments thereto) with respect to the shares of Common Stock of Aeroflex Holding Corp., and further agree that this Joint Filing Agreement be included as an exhibit to such joint filing.

         The undersigned, being duly authorized, hereby execute this Agreement this 28th day of May, 2014.

COBHAM PLC

By:	/s/ Bob Murphy
	Name:	Bob Murphy
	Title:	Chief Executive Officer

ARMY ACQUISITION CORP.

By:	/s/ Simon Nicholls
	Name:	Simon Nicholls
	Title:	President